UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2026

GRAN TIERRA ENERGY INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34018	98-0479924
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Centre Street S.E.
Calgary, Alberta, Canada
T2G 1A6

(Address of Principal Executive Offices)

(Zip Code)

(403) 265-3221

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GTE	NYSE American Toronto Stock Exchange London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

The information described below under “Item 2.03. Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.” is hereby incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

On February 11, 2026, Gran Tierra Energy Inc. (the “Company”), as guarantor, and Gran Tierra Energy Colombia GmbH, as borrower, terminated the Credit and Guaranty Agreement, dated as of April 16, 2025 (as amended, supplemented or otherwise modified, the “Credit Agreement”), with the lenders party thereto. The Company did not incur any material early termination penalties. Upon the full payment and satisfaction of the Credit Agreement, the guarantee and security interest securing obligations under the Credit Agreement were extinguished and terminated. For a description of the Credit Agreement, please see the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 11, 2026, Gran Tierra Energy Colombia GmbH and Gran Tierra Operations Colombia GmbH, each an indirect wholly owned subsidiary of the Company, as sellers (collectively, the “Sellers”), and Trafigura PTE LTD and Trafigura Marketing Colombia S.A.S. (collectively, the “Buyers” and, together with the Sellers, the “Parties”) entered into several crude oil sale and purchase agreements (the “Colombian Crude Sales Agreements”) which are governed by Colombian law.

On February 12, 2026, the Parties, together with Gran Tierra Energy Ecuador 1 GmbH and Gran Tierra Energy Ecuador 2 GmbH, each an indirect wholly owned subsidiary of the Company, agreed to amend and restate the prepayment addendum dated as of October 24, 2025 (as amended and restated, the “Amended Prepayment Agreement”) which is governed by English law.

The Colombian Crude Sales Agreements provide for the sale by the Sellers and the purchase by the Buyers of crude oil. The Amended Prepayment Agreement supplements the Colombian Crude Sales Agreements by establishing a prepayment structure under which the Buyers agreed to make available to the Sellers (i) additional advances of up to $175 million, and (ii) an uncommitted accordion advance of up to $25 million, in each case, subject to certain conditions set forth therein.

Amounts advanced under the Amended Prepayment Agreement are to be satisfied through deliveries of crude oil by the Sellers to the Buyers in accordance with the Colombian Crude Sales Agreements and, separately, the separate crude oil sale and purchase agreement dated as of October 24, 2025, between Gran Tierra Energy Colombia GmbH, as seller, and Trafigura PTE LTD, as buyer, as amended on January 14, 2026 to include Gran Tierra Energy Ecuador 1 GmbH and Gran Tierra Energy Ecuador 2 GmbH as sellers, which agreement is governed by Ecuadorian Law.

The Amended Prepayment Agreement provides that the Sellers will apply the funds advanced thereunder to (i) finance the cash consideration portion of the consideration to be paid under the Company’s proposed exchange offer of its 9.500% Senior Secured Amortizing Notes due 2029 for new notes, and/or to fund a cash tender offer of such securities, (ii) finance the repurchase of all or a portion of its outstanding senior notes, and/or (iii) pay fees and expenses related to the amendment and restatement.

The Amended Prepayment Agreement includes financial covenants requiring the Sellers, on a combined basis, to maintain (i) an asset coverage ratio of at least 150% and (ii) a debt service coverage ratio of at least 200%, tested on a semi-annual basis and upon certain other events.

The obligations of the Sellers under the Amended Prepayment Agreement are guaranteed by the Company pursuant to a deed of guarantee governed by English law. In addition, Gran Tierra Energy Colombia GmbH and Gran Tierra Operations Colombia GmbH provided security over their assets in Colombia in respect to the obligations of the Sellers under the Amended Prepayment Agreement pursuant to security agreements governed by Colombian law.

The foregoing description of the Amended Prepayment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is included as Schedule 2 to the Deed of Amendment and Restatement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Deed of Amendment and Restatement, dated as of February 12, 2026, in Respect of the Prepayment Addendum Dated as of October 24 2025, between Gran Tierra Energy Colombia GmbH, Gran Tierra Operations Colombia GmbH, Gran Tierra Energy Ecuador 1 GmbH, Gran Tierra Energy Ecuador 2 GmbH, Trafigura PTE Ltd and Trafigura Marketing Colombia S.a.S.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2026	GRAN TIERRA ENERGY INC.

	By:	/s/ Ryan Ellson
		Name:	Ryan Ellson
		Title:	Executive Vice President and Chief Financial Officer